TERM LOAN CREDIT AGREEMENT

Dated as of August 21, 2013

among

TOYS “R” US PROPERTY COMPANY I, LLC,
as the Borrower,

The Several Lenders
from Time to Time Party Hereto,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,
DEUTSCHE BANK SECURITIES INC,
J.P. MORGAN SECURITIES LLC,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Bookrunners

CITIGROUP GLOBAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers
GOLDMAN SACHS LENDING PARTNERS LLC,
DEUTSCHE BANK SECURITIES INC,
J.P. MORGAN SECURITIES LLC,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Co-Syndication Agents
CITIGROUP GLOBAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC
as Co-Documentation Agents

i

7.5.	Authorization of Proceedings of Each Credit Party; Organizational Documents	55
7.6.	Fees	55
7.7.	Debt Repayment	56
7.8.	Solvency Certificate	56
7.9.	No Default; Representations and Warranties	56
7.10.	Notice of Borrowing	56
7.11.	Lien Searches	56

SECTION 8.	REPRESENTATIONS AND WARRANTIES	56
8.1.	Corporate Status	56
8.2.	Organizational Power and Authority	56
8.3.	No Violation	57
8.4.	Litigation	57
8.5.	Margin Regulations	57
8.6.	Governmental Approvals	57
8.7.	Investment Company Act	57
8.8.	True and Complete Disclosure	57
8.9.	Financial Condition; Financial Statements	58
8.10.	Compliance with Laws	58
8.11.	TAX MATTERS	58
8.12.	Compliance with ERISA	58
8.13.	Subsidiaries	58
8.14.	Environmental Laws	58
8.15.	Properties	59
8.16.	Solvency	59
8.17.	Patriot Act	59
8.18.	Master Lease	59

SECTION 9.	AFFIRMATIVE COVENANTS	59
9.1.	Information Covenants	59
9.2.	Books, Records and Inspections	61
9.3.	Maintenance of Insurance	62
9.4.	Payment of Taxes	62
9.5.	Preservation of Existence; Organizational Franchise	62
9.6.	Compliance with Statutes, Regulations, Etc	62
9.7.	ERISA	62
9.8.	Maintenance of Properties	63
9.9.	Transactions with Affiliates	63
9.10.	End of Fiscal Years; Fiscal Quarters	64
9.11.	Additional Guarantors	64
9.12.	Use of Proceeds	64
9.13.	Maintenance of Ratings	64
9.14.	Lines of Business	64
9.15.	Appraisals	64

SECTION 10.	NEGATIVE COVENANTS	65
10.1.	Limitation on Indebtedness	65
10.2.	Limitation on Liens	65

10.3.	Limitation on Fundamental Changes	66
10.4.	Limitation on Sale of Assets	67
10.5.	Limitation on Restricted Payments	68
10.6.	Limitation on Subsidiary Distributions	69
10.7.	Conduct of Business / Amendments to the Master Lease	70

SECTION 11.	Events of Default	71
11.1.	Payments	71
11.2.	Representations, Etc.	71
11.3.	Covenants	71
11.4.	Default Under Other Agreements	71
11.5.	Bankruptcy, Etc.	72
11.6.	Guarantee	72
11.7.	Judgments	72
11.8.	Master Lease	72
11.9.	Change of Control	72
11.10.	Application of Proceeds	73

SECTION 12.	THE AGENTS	73
12.1.	Appointment.	73
12.2.	Delegation of Duties	74
12.3.	Exculpatory Provisions	74
12.4.	Reliance by Agents	74
12.5.	Notice of Default	75
12.6.	Non-Reliance on Administrative Agent and Other Lenders	75
12.7.	Indemnification	75
12.8.	Agents in Their Individual Capacities	76
12.9.	Successor Agents	76
12.10.	Withholding Tax	77
12.11.	Agents Under Guarantee	77
12.12.	Right to Enforce Guarantee	77

SECTION 13.	MISCELLANEOUS	77
13.1.	Amendments, Waivers and Releases	77
13.2.	Notices	80
13.3.	No Waiver; Cumulative Remedies	81
13.4.	Survival of Representations and Warranties	81
13.5.	Payment of Expenses; Indemnification	81
13.6.	Successors and Assigns; Participations and Assignments	82
13.7.	Replacements of Lenders Under Certain Circumstances	88
13.8.	Adjustments; Set-off	88
13.9.	Counterparts	89
13.10.	Severability	89
13.11.	Integration	89
13.12.	GOVERNING LAW	89
13.13.	Submission to Jurisdiction; Waivers	89
13.14.	Acknowledgments	90
13.15.	WAIVERS OF JURY TRIAL	91

13.16.	Confidentiality	91
13.17.	Direct Website Communications	92
13.18.	Release of Guarantee Obligations	93
13.19.	USA PATRIOT Act	94
13.20.	Judgment Currency	94
13.21.	Payments Set Aside	94
13.22.	Legend	94

SCHEDULES
Schedule 1.1(a)    Commitments of Lenders
Schedule 1.1(b)    Permitted Liens
Schedule 8.4    Litigation
Schedule 8.13    Subsidiaries
Schedule 13.2    Notice Addresses
EXHIBITS
Exhibit A    Form of Guarantee
Exhibit B    Form of Credit Party Closing Certificate
Exhibit C    Form of Assignment and Acceptance
Exhibit D    Form of Promissory Note (Initial Term Loans)
Exhibit E    Form of Non-Bank Tax Certificate
Exhibit F    Form of Conversion/Continuation Notice
Exhibit G    Form of Solvency Certificate
Exhibit H    Form of Hedging Obligation Designation

CREDIT AGREEMENT, dated as of August 21, 2013, among TOYS “R” US PROPERTY COMPANY I, LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent (such term having the meaning provided in Section 1).
In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
SECTION 1. Definitions
1.1.    Defined Terms.
(a)    As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“ABR” shall mean for any day a fluctuating rate per annum equal to with respect to ABR Loans, the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and (c) the LIBOR Rate for an interest period of one (1) month plus 1%; provided that, notwithstanding the foregoing, in no event shall the ABR at any time be less than 2.00% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Additional Lender” shall have the meaning provided in Section 2.14(c)(B).
“Administrative Agent” shall mean Goldman Sachs Lending Partners LLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean any investment fund managed or advised by Affiliates of a Sponsor that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business.
“Affiliated Lender” shall mean a Lender that is a Sponsor or any Affiliate thereof (other than the Borrower, any Subsidiary of the Borrower or any Affiliated Institutional Lender).
“Agent Parties” shall have the meaning provided in Section 13.17(c).
“Agents” shall mean the Administrative Agent and each Joint Lead Arranger and Bookrunner.
“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” shall have the meaning provided in Section 13.20.
“Applicable ABR Margin” shall mean, at any date, with respect to each ABR Loan that is an Initial Term Loan, 4.00%.
“Applicable LIBOR Margin” shall mean, at any date, with respect to each LIBOR Loan that is an Initial Term Loan, 5.00%.
“Applicable Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Applicable Margins” shall mean, with respect to the Initial Term Loans, the Applicable ABR Margin and the Applicable LIBOR Margin and, with respect any other Loans, the corresponding LIBOR Rate and ABR margins for such Loans.
“Appraisal” shall mean, with respect to any Real Property of the Borrower and its Subsidiaries, an appraisal of such Real Property conducted by an Eligible Appraiser of a type consistent with the appraisal mostly recently made by Cushman & Wakefield on or prior to the Closing Date in respect of Real Property of the Borrower and its Subsidiaries.
“Appraisal Property” shall mean any single Real Property the Appraised Value of which exceeds $2,000,000.
“Appraised Value” shall mean, as of any date of determination, with respect to any Real Property of the Borrower and its Subsidiaries, the fee or leasehold market value based on the market rent of such Real Property (as applicable) as determined by the then most recently delivered Appraisal of such Real Property made pursuant to Section 9.15 or, if no such Appraisal has been made in respect of such Real Property pursuant to Section 9.15, the Appraisal of such Real Property made on or before the Closing Date by Cushman & Wakefield.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:
(1)    (i) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower or any Subsidiary or (ii) a Casualty Event with respect to the property or assets of the Borrower or any Subsidiary (each event referred to in clause (i) or (ii) of this definition, a “disposition”) or
(2)    the issuance or sale of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions (treating the sale of Equity Interests of any Subsidiary as the sale of Real Property owned by such Subsidiary), in each case, other than:

(a)
any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)	the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 10.5 and any Permitted Investment;

(c)
any disposition of assets or issuance or sale of Equity Interests of any Subsidiary in any transaction or series of transactions, or any Casualty Event, in each case, with an aggregate fair market value (which for purposes of Real Property shall be the Appraised Value thereof) of less than $2,000,000;

(d)	any disposition of property or assets or issuance of securities by a Subsidiary of the Borrower to the Borrower or another Subsidiary or by the Borrower to a Subsidiary;

(e)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(g)	foreclosures, condemnation, lease terminations or any similar action on, or with respect to, any assets;

(h)	any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and

(i)	the unwinding of any Hedging Obligations.
“Asset Sale Prepayment Amount” shall mean, as to any Asset Sale of Real Property (a) prior to the Asset Sale Threshold Date, 65% of the Appraised Value of the Real Property disposed of in such Asset Sale and (b) on and after the Asset Sale Threshold Date, the greater of (x) 65% of the net cash proceeds of such Asset Sale (including, without limitation, the amount of Master Lease Termination Payments with respect to such Asset Sale and, in the case of any Asset Sale constituting a Casualty Event, the net cash proceeds from insurance or other similar payments or reimbursements; and reduced by the amount of any taxes estimated to be payable by the Borrower or a Parent Entity in connection with such Asset Sale) and (y) 65% of the Appraised Value of the Real Property disposed of in such Asset Sale.
“Asset Sale Threshold Date” shall mean the date on which the aggregate Appraised Value of Real Properties disposed of in all Asset Sales following the Closing Date exceeds $200,000,000.
“Assignment and Acceptance” shall mean (a) an assignment and acceptance substantially in the form of Exhibit C, or such other form as may be approved by the Administrative Agent and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.16, such form of assignment (if any) as may be agreed by the Administrative Agent in accordance with Section 2.16(a).
“Authorized Officer” shall mean, with respect to any Person, the chief executive officer, president, chief operating officer, chief financial officer, treasurer, any vice president, and any other senior officer of such Person designated as such in writing to the Administrative Agent.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“BBA LIBOR” shall have the meaning provided in the definition of “LIBOR Rate.”
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall have the meaning provided in the preamble to this Agreement.
“Borrowing” shall mean and include (a) the incurrence of one Class and Type of Initial Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans) and (b) the incurrence of one Class and Type of Incremental Term Loan on an Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, any fundings, disbursements, settlements and payments in Dollars in respect of any LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that, for the avoidance of doubt, the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.
“Capital Stock” shall mean (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Equivalents” shall mean:
(1)    United States dollars,
(2)    (I) local currencies held from time to time in the ordinary course of business and (II) receivables from credit or debit card companies,
(3)    securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(4)    certificates of deposit, time deposits and bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above or securities dealers of recognized national standing,
(6)    commercial paper or variable or fixed rate notes maturing no more than 24 months after the date of creation thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A‑2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof,

(8)    investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (8) above and (10) and (11) below,
(9)    securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and
(10)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.
“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation and, in each case, is entitled to retain such proceeds.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). For purposes of this definition, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean:
(1)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more of the Permitted Holders, in a single transaction or in a related series of transaction, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies holding, directly or indirectly, 100% of the Voting Interests of Parent,
(2)    a Parent Entity ceases to own, directly or indirectly, more than 50% of the Voting Interests in Tenant,
(3)    the Borrower sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets (determined on a consolidated basis) to, or merges or consolidates with, a Person other than a Subsidiary of the Borrower, or

(4)    the Borrower ceases to be a direct or indirect, wholly owned Subsidiary of a Parent Entity.
“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans (of a Class) or Extended Term Loans (of the same Extension Series), and (b) when used in reference to any Commitment, shall refer to whether such Commitment is an Initial Term Loan Commitment or an Incremental Term Loan Commitment.
“Closing Date” shall mean the date of the initial extension of credit under this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment or Incremental Term Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17(a).
“Confidential Information” shall have the meaning provided in Section 13.16.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period means the sum, without duplication, of:
(1)    the Consolidated Net Income of the Borrower and its Subsidiaries; provided that the aggregate amount of (A) all non-cash charges, expenses or losses reducing consolidated net income (including any impairment charges, but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period) for such period, (B) all non-cash gains or other items increasing consolidated net income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, and (C) without limiting the foreoing, (i) any gains or losses attributable to the movement in the mark to market valuation of Indebtedness, Hedging Obligations, derivative instruments or other balance sheet items for such period and (ii) the amortization of original issue discount or premium in connection with entering into Hedge Agreements or resulting from the issuance of Indebtedness at less than or greater than par, as applicable, for such period, shall be excluded, plus
(2)    Consolidated Depreciation and Amortization Expense of the Borrower and its Subsidiaries, in accordance with GAAP, plus
(3)    Consolidated Interest Expense, plus

(4)    the excess, if any, of the amount of net rent received or receivable in cash during such period over the amount of net rent income in accordance with GAAP for such period, less
(5)    the excess, if any, of the amount of net rent income in accordance with GAAP for such period over the amount of net rent received or receivable in cash during such period.
For purposes of clauses (4) and (5) above, “net rent” shall mean rent income or rent received or receivable minus the amount of rent expense or rent paid or payable, as the case may be (whether a positive or negative number).
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness, Hedging Obligations or derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) interest expense attributable to a parent entity resulting from push-down accounting, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness (y) any expensing of bridge, commitment and other financing fees and (z) amortization of any premiums paid in connection with entering into Hedging Agreements), plus
(2)    consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less
(3)    interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that, notwithstanding the foregoing, (A) Consolidated Net Income shall not include (i) any gains or losses from any sale or disposition of assets and (ii) any payments from the tenant under the Master Lease or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease and (B) for the avoidance of doubt, taxes shall be excluded from any determination of Consolidated Net Income except to the extent actually paid by the Borrower or its Subsidiaries.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Subsidiaries at such date.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(e).
“Credit Documents” shall mean this Agreement, the Guarantee and any promissory notes issued by the Borrower hereunder.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Parties” shall mean the Borrower and the Guarantors.
“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Refinancing Indebtedness in respect of the Term Loans).
“Debt Repayment” shall mean the purchase, repayment, prepayment, repurchase, redemption or defeasance of the Existing Notes (including the payment of all accrued interest and premiums) on the Closing Date.
“Declined Proceeds” shall have the meaning provided in Section 5.2(d) and shall be deemed to also include 25% of Excess Cash Flow for the period from August 22, 2013 through February 1, 2014.
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Disqualified Lender” shall mean any bank, financial institution or other institutional lender or investor and those Persons who are competitors of the Borrower and its Subsidiaries, in each case, that have been specified in writing by the Borrower to the Administrative Agent prior to the Closing Date and those Persons who are competitors of the Borrower and its Subsidiaries subsequently identified in writing to the Administrative Agent from time to time by the Borrower or the Sponsor; provided that such list of Disqualified Lenders shall be made available to Lenders by the Administrative Agent.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or sale of assets, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or sale of assets, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining weighted average life to maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebted-ness that includes a “LIBOR floor,” (1) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (2) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“Eligible Appraiser” shall mean (i) in the case of an Appraisal pursuant to Section 9.15(a) and (b), Cushman & Wakefield or any other real estate appraisal firm selected by the Administrative Agent and, so long as no Event of Default is continuing, reasonably acceptable to the Borrower and (ii) in the case of an Appraisal pursuant to Section 9.15(c), Cushman & Wakefield or any other real estate appraisal firm selected by the Borrower and reasonably acceptable to the Administrative Agent.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation or proceedings pursuant to any Environmental Law (hereinafter, “Claims”) including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials.
“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).
“ERISA Event” shall mean (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of Borrower, any of its Subsidiaries or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing by Borrower, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of any Pension Plan under Section 4041(c) of ERISA, or the appointment of a trustee to administer, any Pension Plan or the incurrence by Borrower, any of its Subsidiaries, or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by Borrower, any of its Subsidiaries, or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by Borrower, any of its Subsidiaries, or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (i) the incurrence by Borrower, any of its Subsidiaries, or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations at a facility of Borrower, any of its Subsidiaries, or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (j) the receipt by Borrower, any of its Subsidiaries, or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower, any of its Subsidiaries, or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by Borrower, any of its Subsidiaries, or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period means the sum, without duplication, of:
(1)    the Consolidated Net Income of the Borrower and its Subsidiaries; provided that the aggregate amount of (A) all non-cash charges, expenses or losses reducing consolidated net income (including any impairment charges, but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period) for such period, (B) all non-cash gains or other items increasing consolidated net income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, and (C) without limiting the foreoing, (i) any gains or losses attributable to the movement in the mark to market valuation of Indebtedness, Hedging Obligations, derivative instruments or other balance sheet items for such period and (ii) the amortization of original issue discount or premium in connection with entering into Hedge Agreements or resulting from the issuance of Indebtedness at less than or greater than par, as applicable, for such period, shall be excluded, plus
(2)    Consolidated Depreciation and Amortization Expense of the Borrower and its Subsidiaries, in accordance with GAAP, less
(3)    Capital Expenditures made in cash during such period (other than to the extent such Capital Expenditures are paid by the Tenant or any of its Subsidiaries pursuant to the Master Lease or by another third party) except to the extent such Capital Expenditures were financed with (i) the proceeds of Indebtedness of the Borrower or its Subsidiaries, (ii) the proceeds of Asset Sales or (iii) the proceeds of issuances of Equity Interests, less
(4)    the aggregate principal amount of Indebtedness (other than Indebtedness outstanding under this Agreement) repaid or prepaid except to the extent such repayment was financed with (i) the proceeds of Indebtedness of the Borrower or its Subsidiaries, (ii) the proceeds of Asset Sales or (iii) the proceeds of issuances of Equity Interests, less
(5)    the aggregate amount of payments made in respect of the Repayment Amount, less
(6)    the aggregate amount cash premiums paid in connection with entering into Hedging Agreements permitted under this Agreement, plus
(7)    the excess, if any, of the amount of net rent received or receivable in cash during such period over the amount of net rent income in accordance with GAAP for such period, less
(8)    the excess, if any, of the amount of net rent income in accordance with GAAP for such period over the amount of net rent received or receivable in cash during such period.
For purposes of clauses (7) and (8) above, “net rent” shall mean rent income or rent received or receivable minus the amount of rent expense or rent paid or payable, as the case may be (whether a positive or negative number).
“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the end of the immediately preceding Excess Cash Flow Period (or, in the case of the first Excess Cash Flow Period, commencing February 2, 2014) and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from August 22, 2013 until the beginning of the first Excess Cash Flow Period, any period commencing on August 22, 2013 and ending on the last day of the most recently ended fiscal quarter (or year) for which financial statements are available.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year ending January 31, 2015.
“Excluded Properties” shall mean any Real Property of the Borrower or its Subsidiaries designated by the Borrower as an “Excluded Property” prior to the Closing Date on a list made available to Lenders.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by such recipient’s overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7, in the case of any Borrowing by the Borrower, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to a Lender pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.4(a), (iii) any withholding taxes attributable to a Lender’s failure to comply with Section 5.4(e) or (iv) any withholding Tax imposed under FATCA.
“Existing Notes” shall mean the Borrower’s 10.75% Senior Notes due 2017 issued pursuant to the Indenture, dated as of July 9, 2009, by and among the Borrower, the guarantors (as defined therein), Parent (with respect to Article XII and provisions related thereto only) and The Bank of New York Mellon, as trustee.
“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a).
“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“Extended Term Loans” shall have the meaning provided in Section 2.15(a).
“Extending Lender” shall have the meaning provided in Section 2.15(b).
“Extension Agreement” shall have the meaning provided in Section 2.15(c).
“Extension Concurrent Amendment” shall have the meaning provided in Section 2.15(c).
“Extension Date” shall have the meaning provided in Section 2.15(d).
“Extension Election” shall have the meaning provided in Section 2.15(b).
“Extension Request” shall have the meaning provided in Section 2.15(a).
“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule and other terms.
“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of a Person and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (1) Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (2) the Fixed Charges for such Test Period, calculated on a Pro Forma Basis to the extent applicable.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:
(a)    Consolidated Interest Expense of such Person for such period,
(b)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person made during such period, and
(c)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any of its Subsidiaries.
“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Applicable Law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (C) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of Applicable Law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt” shall mean all indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect on the Closing Date (or, solely for purposes of Section 9.1(a) and (b), as in effect from time to time). Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, however, that if there occurs as a result of such election any change that affects in any respect the calculation of any covenants or ratios contained in Section 10 (including the exceptions thereto), the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or ratio with the intent of having the respective positions of the Lenders and the Borrower after such change conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants and ratios in Section 10 shall be calculated as if no such election has been made; provided further, that any change to IFRS will not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease; provided further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (a) the Guarantee made by each Guarantor in favor of the Administrative Agent for the benefit of the Guaranteed Parties, substantially in the form of Exhibit A, and (b) any other guarantee of the Obligations made by a Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guaranteed Hedge Agreement” shall mean any Hedge Agreement that is (i) entered into by and between the Borrower or any Subsidiary and any Hedge Bank and (ii) designated by such Hedge Bank and the Borrower as a “Guaranteed Hedge Agreement” by written notice to the Administrative Agent substantially in the form of Exhibit H.

“Guaranteed Parties” shall mean the Administrative Agent and each Lender, each Hedge Bank that is party to any Guaranteed Hedge Agreement with the Borrower or any Subsidiary and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to any Credit Document.
“Guarantors” shall mean (a) each Subsidiary that is party to the Guarantee on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited, or regulated by any Environmental Law.
“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, cap transactions, floor transactions, collar transactions, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, in each case to the extent relating to interest rates and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case to the extent relating to interest rates.
“Hedge Bank” shall mean any Person that is a counterparty to a Hedge Agreement with the Borrower or any Subsidiary, in its capacity as such, and that (i) is a Lender, an Agent or an Affiliate of a Lender or an Agent on the Closing Date or at the time it enters into such Hedge Agreement, (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedge Agreement or (iii) is otherwise designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements; provided that the definition of “Hedging Obligations” shall not require, or result in, any Guarantee Obligations of any Guarantor of, or any grant of security interest by any Guarantor with respect to, Excluded Swap Obligations of such Guarantor.
“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower as of February 2, 2013 and January 28, 2012 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the three fiscal years in the period ending on February 2, 2013 and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the fiscal quarter ended May 4, 2013.
“Incremental Agreement” shall have the meaning provided in Section 2.14(e).
“Incremental Commitments” shall have the meaning provided in Section 2.14(d).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a).
“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(d).
“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).
“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.
“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).
“Indebtedness” shall mean, with respect to any Person, (1) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, or (d) representing net Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person. The amount of any net Hedging Obligations on any date shall be deemed to be the Termination Value thereof as of such date.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes.
“Initial Term Loan” shall have the meaning provided in Section 2.1(a).
“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Term Loan Commitment.” The Total Initial Term Loan Commitment as of the Closing Date is $985,000,000.
“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean August 21, 2019 or, if such date is not a Business Day, the first Business Day thereafter.
“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB‑ (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” shall mean:
(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“Joint Lead Arrangers” shall mean Goldman Sachs Lending Partners LLC, Deutsche Bank Securities Inc, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Joint Lead Bookrunners” shall mean Goldman Sachs Lending Partners LLC, Deutsche Bank Securities Inc, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Judgment Currency” shall have the meaning provided in Section 13.20.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.
“Lender” shall have the meaning provided in the preamble to this Agreement.
“Lender Presentation” shall mean the Lender Presentation of the Borrower dated July 22, 2013.
“Liabilities” shall mean, as of any date of determination with respect to any Person, the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of such Person and its Subsidiaries taken as a whole at such time, determined in accordance with GAAP consistently applied.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan of any currency, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for deposits in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate at any time be less than 1.00% per annum. If such rate in the prior sentence is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two London Business Days prior to the commencement of such Interest Period (or on the first day of such Interest Period in the case of any LIBOR Loan denominated in Sterling).
“Lien” shall mean with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), provided that in no event shall a lease be deemed to constitute a Lien.
“Loan” shall mean any Initial Term Loan, Incremental Term Loan, Extended Term Loan or Term Loan made by any Lender hereunder.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”
“Master Lease” shall mean the Amended and Restated Master Lease Agreement, dated as of July 9, 2009, among MAP Real Estate, LLC, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC, and TRU 2005 RE II Trust, and Toys “R” Us – Delaware, Inc.
“Master Lease Termination Payments” shall mean the payments received by the Borrower and its Subsidiaries from the Tenant or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease (or any similar payments received by the Borrower or its Subsidiaries).
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.
“Maturity Date” shall mean the Initial Term Loan Maturity Date, the Incremental Term Loan Maturity Date or Extended Term Loan Maturity Date, as applicable.
“Maximum Incremental Facilities Amount” shall mean, at any time, an amount equal to 65% of the Appraised Value at such time of all Real Property of the Borrower and its Subsidiaries acquired or leased by the Borrower or its Subsidiaries following the Closing Date (excluding Permitted Asset Swaps of Real Property owned or leased by the Borrower and its Subsidiaries on the Closing Date).
“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Tender Condition” shall have the meaning provided in Section 2.16(b).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Bank Certificate” shall have the meaning provided in Section 5.4(e).
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Non-Toys Lease” shall mean any lease with parties other than Parent or its Subsidiaries; provided that the number of properties covered by such leases shall not exceed 25% of the properties owned or leased by the Borrower and its Subsidiaries as of the Closing Date (whether as fee-owned property or pursuant to leases or ground leases).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise (excluding, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) with respect to any Commitment or Loan or under any Guaranteed Hedge Agreement, in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.
“OID” shall have the meaning provided in Section 2.14(c)(A).
“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” shall mean all present or future stamp, registration or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) that are Excluded Taxes.
“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” shall mean Toys “R” Us, Inc.

“Parent Entity” shall mean any Person that is a direct or indirect parent company of the Borrower, as applicable.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Patriot Act” shall have the meaning provided in Section 13.19.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Replacement Property or a combination of Replacement Property and cash or Cash Equivalents between the Borrower or a Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.
“Permitted Debt Exchange” shall have the meaning provided in Section 2.16(a).
“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.16(a).
“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.16(a).
“Permitted Holders” shall mean each of the Sponsors and members of management of Parent (or any Parent Entity or Subsidiaries) on the Closing Date who are holders of Equity Interests of Parent (or any Parent Entity) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies.
“Permitted Incremental Equivalent Indebtedness” shall mean subordinated or unsubordinated Indebtedness in the form of notes or bonds or similar instruments issued or incurred by a Credit Party; provided that (a) the terms of such Indebtedness do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Term Loan Maturity Date, other than, subject to the prior repayment or prepayment of, or the prior offer to repay or prepay (and to the extent such offer is accepted, the prior repayment or prepayment of) the Obligations hereunder (other than Hedging Obligations under any Guaranteed Hedge Agreement or contingent obligations), customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay and customary acceleration rights upon an event of default; (b) except for any of the following that are applicable only to periods following the Latest Term Loan Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness (other than interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums), taken as a whole, are determined by the Borrower in good faith to not be materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement (provided that such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Indebtedness of any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility prior to or concurrently with the issuance of such Indebtedness; and (c) such Indebtedness shall not be guaranteed or borrowed by entities other than the Credit Parties.
“Permitted Incremental Equivalent Indebtedness Documents” shall mean any document or instrument (including any guarantee) issued or executed and delivered with respect to any Permitted Incremental Equivalent Indebtedness by any Credit Party.
“Permitted Incremental Equivalent Indebtedness Obligations” shall mean, if any Permitted Incremental Equivalent Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Incremental Equivalent Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Incremental Equivalent Indebtedness Obligations of the applicable Credit Parties under the Permitted Incremental Equivalent Indebtedness Documents (and any of their Subsidiaries to the extent they have obligations under the Permitted Incremental Equivalent Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Incremental Equivalent Indebtedness Document.
“Permitted Investments” shall mean:
(1)    Investments in existence on the Closing Date;
(2)    Investments required pursuant to any agreement or obligation of the Borrower or a Subsidiary, in effect on the Closing Date, to make such Investments;
(3)    Investments in cash and Cash Equivalents or Investment Grade Securities;
(4)    Investments in property and other assets, owned or used by the Borrower or any Subsidiary in the normal course of business;
(5)    Investments by the Borrower or any of its Subsidiaries in the Borrower or any Subsidiary;
(6)    Investments by the Borrower or any Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Borrower or a Subsidiary;

(7)    Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;
(8)    Investments received in settlement of obligations owed to the Borrower or any Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any Subsidiary;
(9)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice; and
(10)    guarantees by the Borrower or any Subsidiary of Indebtedness of the Borrower or a Subsidiary otherwise permitted by Section 10.1.
“Permitted Liens” shall mean, with respect to any Person:
(1)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not in the aggregate (together with any Liens permitted under clauses (3) and (4) below) materially adversely affect the value of the properties of such Person and its Subsidiaries or materially impair their use in the operation of the business of such Person;
(3)    Liens for taxes, assessments or other governmental charges not yet delinquent for a period of more than 30 days or, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, being contested in good faith by appropriate proceedings diligently conducted, or which do not in the aggregate (together with any Liens permitted under clause (2) above and clause (4) below) materially adversely affect the value of the properties of such Person and its Subsidiaries or materially impair their use in the operation of the business of such Person;
(4)    survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate (together with any Liens permitted under clauses (2) and (3) above) materially adversely affect the value of the properties of such Person and its Subsidiaries or materially impair their use in the operation of the business of such Person;

(5)    Liens listed on the title search reports obtained by the Administrative Agent and made available to the Lenders on or prior to the Closing Date or existing on the Closing Date and set forth on Schedule 1.1(b);
(6)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Subsidiary in the ordinary course of business;
(7)    Liens in favor of the Borrower or any Guarantor;
(8)    deposits made, or other security provided, in the ordinary course of business to secure liability to insurance carriers;
(9)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.7 so long as such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(11)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(12)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;
(13)    the Master Lease (or similar lease) and subleases and Non-Toys Leases existing on the Closing Date or entered into in accordance with the terms of this Agreement;
(14)    deposits to secure Hedging Obligations of the Borrower or its Subsidiaries permitted hereunder so long as the amount of such deposits does not exceed the amount of Restricted Payments the Borrower is permitted to make at the time of making such deposit pursuant to Section 10.5;
(15)    any matters that would be disclosed by an accurate survey of the subject property which would not be reasonably expected to result in a Material Adverse Effect;
(16)    any contract of sale for a Real Property so long as such sale is permitted under this Agreement; and

(17)    other Liens securing obligations incurred in the ordinary course of business which do not exceed $5,000,000 at any one time outstanding.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA), in respect of which Borrower or any of its Subsidiaries is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning provided in Section 13.17(b).
“Present Fair Salable Value” shall mean, with respect to any Person, the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Person and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Previously Absent Financial Maintenance Covenant” shall mean, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive on the Borrower and the Subsidiaries than those in the applicable Incremental Agreement or Permitted Incremental Equivalent Indebtedness Documents.
“Prime Rate” shall mean the “prime rate” referred to in the definition of “ABR.”
“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, calculations made in accordance with Section 1.6, to the extent applicable.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment located thereon and all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Reference Rate” shall mean the rate per annum equal to the BBA LIBOR Rate, as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day for deposits in Dollars for a period equal to three months. If such rate is not available at such time for any reason, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London inter-bank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date.
“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Refinanced Term Loans” shall have the meaning provided in Section 13.1.
“Refinancing Indebtedness” shall mean, in respect of any indebtedness, any other indebtedness issued or incurred or that serves to Refinance such indebtedness.
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reinvestment Period” shall mean, in connection with any Asset Sale, the period beginning from the receipt by the Borrower or such Subsidiary of net cash proceeds from such Asset Sale and ending on the earlier of (x) 365 days following the date of such receipt (subject to extension as provided in clause (c) of Section 10.4) and (y) the date on which the Borrower or such Subsidiary elects not to reinvest such net cash proceeds as set forth in clause (c) of Section 10.4.
“Rejection Notice” shall have the meaning provided in Section 5.2(d).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean any Initial Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.
“Replacement Property” shall mean one or more parcels of Real Property that are suitable for retail sales (or associated manufacturing or distribution of products) and that are leased to Parent or one of its Subsidiaries pursuant to the Master Lease or other lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Borrower, the terms of the Master Lease.
“Replacement Term Loans” shall have the meaning provided in Section 13.1.
“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).
“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any long term bank debt (i) having an Effective Yield for the relevant Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the relevant Type (but excluding long term bank debt incurred in connection with any transaction that would, if consummated, constitute a Change of Control) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with any transaction that would, if consummated, constitute a Change of Control, and in the case of a transaction under either clause (a) or (b), the primary purpose of which is to lower the Effective Yield on the Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding Initial Term Loans.
“Required Asset Sale Prepayment Amount” shall have the meaning provided in Section 5.2(a)(i).
“Required Lenders” shall mean, at any date, Lenders having or holding greater than 50% of the sum of the outstanding principal amount of the Term Loans in the aggregate at such date.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall mean:
(1)    any dividend or any payment or distribution on account of the Borrower’s or any Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or (B) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    the purchase, redemption, defeasance or acquisition or retirement for value any Equity Interests of the Borrower or any Parent Entity thereof, including in connection with any merger or consolidation; and
(3)    any Restricted Investment.
“Restricted Payment Excess Cash Flow Amount” shall mean, at any date, (a) an amount equal to 75% of the aggregate cumulative amount of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; plus (b) for the Excess Cash Flow Interim Period (if any) most recently ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to 75% of the aggregate cumulative amount of Excess Cash Flow for such Excess Cash Flow Interim Period.
“Retained Excess Cash Flow” shall mean, as of any date of determination, the sum, without duplication, of:
(i)    the Restricted Payment Excess Cash Flow Amount as of such date, plus
(ii)    the aggregate amount of net cash proceeds including, without limitation, the aggregate amount of Master Lease Termination Payments from the sale or other disposition of assets since the Closing Date not otherwise applied to prepay Term Loans pursuant to Section 5.2(a)(i); provided that to the extent such sale or other disposition of assets constitutes an Asset Sale, the net cash proceeds of such sale or other disposition shall not be included until after the end of the Reinvestment Period applicable thereto and after the Borrower has made any payments required pursuant to Section 5.2(a)(i) (or such earlier date, if any, as the Borrower has determined to apply amounts pursuant to Section 10.4(d) and Section 5.2(a)(i).
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Significant Subsidiary” shall mean, at any date of determination, (a) any Subsidiary whose gross revenues (when combined with the gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, determined in accordance with GAAP or (b) each other Subsidiary that, when such Subsidiary’s total gross revenues (when combined with the total gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Subsidiary (when combined with the total gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.
“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” shall mean, with respect to any Person at any date, that as of such date (i) each of the Fair Value and Present Fair Salable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Liabilities; (ii) such Person and its Subsidiaries taken as a whole do not have unreasonably small capital (i.e., would be a going concern and have sufficient capital to reasonably ensure that it will continue to be a going concern for the period from such date through the Maturity Date, taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by such Person and its Subsidiaries on a consolidated basis as reflected in its projected financial statements and in light of the anticipated credit capacity); and (iii) such Person and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature or, in the case of contingent Liabilities, otherwise become payable, in light of business conducted or anticipated to be conducted by such Person and its Subsidiaries as reflected in its projected financial statements and in light of the anticipated credit capacity. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Sponsor” shall mean any of Bain Capital (TRU) VIII, L.P., Bain Capital (TRU) VIII-E, L.P., Bain Capital (TRU) VIII Coinvestment, L.P., Bain Capital Integral Investors, LLC and BCIP TCV, LLC, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and each of their respective Affiliates.
“SPV” shall have the meaning provided in Section 13.6(g).
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” shall mean, with respect to any Person, any obligation of such Person to pay or perform under any Swap.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Tenant” shall mean Toys “R” Us - Delaware, Inc or any successor tenant under the Master Lease.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, and, if applicable, Incremental Term Loan Commitment with respect to any Class.
“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.
“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans and any Replacement Term Loans, collectively.
“Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended for which Section 9.1 Financials have been (or are required to have been) delivered to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Term Loan Commitment at such date and (b) without duplication of clause (b), the aggregate outstanding principal amount of all Term Loans at such date.
“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.
“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, and the Incremental Term Loan Commitments, if applicable, of all the Lenders.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, (a) the consummation of the transactions contemplated by this Agreement and the other Credit Documents, (b) the Debt Repayment and (c) the payment of the Transaction Expenses.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.
“U.S.” and “United States” shall mean the United States of America.

“U.S. Lender” shall mean any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Interests” shall mean, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof generally to vote on the election of members of the board of directors (or any similar governing body).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
1.2.    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(j)    The word “will” shall be construed to have the same meaning as the word “shall.”

1.3.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change to IFRS on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change to IFRS, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.4.    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by the Credit Documents; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.6.    Pro Forma and Other Calculations.
(a)    For purposes of calculating the Fixed Charge Coverage Ratio, acquisitions, dispositions, incurrences or issuances of Indebtedness (including the incurrence of the Initial Term Loans), mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Borrower or any Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, incurrences or issuances of Indebtedness (including the incurrence of the Initial Term Loans), mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any acquisition, disposition, incurrence or issuance of Indebtedness (including the incurrence of the Initial Term Loans), merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such acquisition, disposition, incurrences or issuances of Indebtedness (including the incurrence of the Initial Term Loans), merger, consolidation or disposed operation had occurred at the beginning of the Test Period.

(b)    Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings and operating expense reductions resulting from such acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
(c)    Notwithstanding anything to the contrary in this Section 1.6 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)    Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.
1.7.    Excluded Properties. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Excluded Properties, and any proceeds from the sale or other disposition thereof and any Master Lease Termination Payments or Casualty Events with respect thereto, shall not be subject to any of the terms, conditions or provisions, including any represenatations and warranties, covenants or other restrictions, contained in this Agreement or any other Credit Document, or included in any calculations made under this Agreement.
SECTION 2.    Amount and Terms of Credit
2.1.    Commitments.
(a)    Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $985,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed on the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

2.2.    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of LIBOR Loans that are Term Loans.
2.3.    Notice of Borrowing.
(a)    The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (New York City time) at least three Business Days’ prior written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be LIBOR Loans and (ii) prior to 11:00 a.m. (New York City time) at least one Business Day’s prior written notice in the case of a Borrowing of Initial Term Loans made on the Closing Date if such Initial Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Initial Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Initial Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Initial Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice of the proposed Borrowing of Initial Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
(b)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4.    Disbursement of Funds.
(a)    No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date (or, with respect to any Incremental Facilities, on the relevant date of Borrowing thereunder), such funds may be made available at such earlier time as may be agreed among each relevant Lender, the Borrower and the Administrative Agent for the purpose of consummating the Transactions or other applicable transactions.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such

Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the relevant Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Initial Term Loan Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans.
(b)    The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Initial Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, an “Initial Term Loan Repayment Date”), a principal amount in respect of the Initial Term Loans equal to (x) the outstanding principal amount Initial Term Loans made to the Borrower on the Closing Date multiplied by (y) the percentage set forth below opposite such Initial Term Loan Repayment Date (each, an “Initial Term Loan Repayment Amount”):

Date	Initial Term Loan
Janury 31, 2014	0.25%
April 30, 2014	0.25%
July 31, 2014	0.25%
October 31, 2014	0.25%
January 30, 2015	0.25%
April 30, 2015	0.25%
July 31, 2015	0.25%
October 30, 2015	0.25%
January 29, 2016	0.25%
April 29, 2016	0.25%
July 29, 2016	0.25%
October 31, 2016	0.25%
January 31, 2017	0.25%
April 28, 2017	0.25%
July 31, 2017	0.25%
October 31, 2017	0.25%
January 31, 2018	0.25%
April 30, 2018	0.25%
July 31, 2018	0.25%
October 31, 2018	0.25%
January 31, 2019	0.25%
April 30, 2019	0.25%
Initial Term Loan Maturity Date	Remaining outstanding amounts

(c)    In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Agreement.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan or Incremental Term Loan, as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the

Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
2.6.    Conversions and Continuations.
(a)    The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and, except as otherwise provided herein, the Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to LIBOR Loans or (ii) one Business Day’s notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which, if a LIBOR Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a conversion to, or continuation of LIBOR Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the then current Interest Period into ABR Loans.

(c)    Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement.
2.7.    Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Initial Term Loan Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Incremental Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Incremental Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally but not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.8.    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate.
(c)    If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9.    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) twelve month or shorter period.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10.    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
(ii)    at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes described in clauses (i) or (ii) of paragraph (d) of this Section 2.10) because of (x) any change since the Closing Date in any Applicable Law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or
(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;
then, and in any such event, such Required Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in clause (x) or (y), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender, or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s or Affiliate’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent or Affiliate for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under syndicated credit facilities generally. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
(d)    It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4(c) or (ii) Excluded Taxes.
2.11.    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
2.12.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.
2.13.    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
2.14.    Incremental Facilities.
(a)    The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional Classes of term loans (the “Incremental Term Loans”; such facilities, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, at the time any such Incremental Term Loan is made or effected (and after giving Pro Forma Effect thereto and the use of proceeds therefrom), except as set forth in the proviso to clause (b) below, no Event of Default (or, if the proceeds of the Incremental Facilities are to be used to consummate a Permitted Acquisition, no Event of Default under Section 11.1 or 11.5) shall exist or have occurred and be continuing after giving Pro Forma Effect thereto.
(b)    Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limits set forth in paragraph (a) above) and in minimum increments of $1,000,000 in excess thereof (or such other amounts as the Administrative Agent may reasonably agree). Subject to the proviso at the end of this Section 2.14(b), the aggregate amount (after giving Pro Forma Effect thereto and the use of the proceeds thereof) of (X) the Incremental Term Loans incurred or obtained pursuant to this Section 2.14(b), plus (Y) the aggregate principal amount of Permitted Incremental Equivalent Indebtedness incurred or issued under Section 10.1 shall not exceed, as of the date of incurrence or issuance of such Indebtedness, the Maximum Incremental Facilities Amount at such time; provided that Incremental Term Loans may be incurred without regard to the Maximum Incremental Facilities Amount and without regard to whether an Event of Default has occurred and is continuing, to the extent that the net cash proceeds from such Incremental Term Loans are used on the date of incurrence of such Incremental Term Loans (or substantially concurrently therewith) to prepay Term Loans (which prepayment, if an Event of Default is continuing, shall be made on a pro rata basis across all outstanding Types of such Term Loans) (and any such Incremental Term Loans shall be deemed to have been incurred pursuant to this proviso).
(c)    (A) The Incremental Term Loans (i) shall rank equal in right of payment with the Initial Term Loans, (ii) no Incremental Facility shall be guaranteed or borrowed by entities other than the Credit Parties, (iii) shall not mature earlier than the Initial Term Loan Maturity Date, (iv) shall not have a shorter weighted average life to maturity than the then remaining Initial Term Loans, (v) shall have a maturity date (subject to clause (iii)), an amortization schedule (subject to clause (iv)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable Margins for the Initial Term Loans by more than 0.50%, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Applicable Margins for the Initial Term Loans are equal to the Applicable Margins for the Incremental Term Loans minus 0.50%; provided, further, that, with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to the LIBOR Rate, for purposes of calculating the applicable increase (if any) in the Applicable Margins for the Initial Term Loans in the immediately preceding proviso, the Applicable Margin for such Incremental Term Loans shall be deemed to be the interest rate (calculated in accordance with the immediately succeeding proviso) of such Incremental Term Loans less the then applicable Reference Rate; provided, further, that in determining the Applicable Margins applicable to the Initial Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed, solely for purposes of this clause (x), to constitute like amounts of OID) payable by the Borrower to the Lenders of the Initial Term Loans or the Incremental Term Loans in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement, structuring or commitment fees payable to the Joint Lead Arrangers and Bookrunners (or their respective Affiliates) in connection with the Initial Term Loans or to one or more arrangers (or their Affiliates) of the Incremental Term Loans shall be excluded and (vi) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (i) through (v) above, any differences shall be reasonably satisfactory to the Administrative Agent, (y)(1) with respect to the Initial Term Loans, to the extent that the Reference Rate on the Incremental Facility Closing Date is less than 1.00%, the amount of such difference shall be deemed added to the Applicable Margin for the Initial Term Loans solely for the purpose of determining whether an increase in the Applicable Margin for the Initial Term Loans shall be required and (2) with respect to the Incremental Term Loans, to the extent that the Reference Rate on the Incremental Facility Closing Date is less than the interest rate floor, if any, applicable to the Incremental Term Loans, the amount of such difference shall be deemed added to the Applicable Margin for the Incremental Term Loans solely for the purpose of determining whether an increase in the Applicable Margin for the Initial Term Loans shall be required and (z) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended prior to or substantially with the incurrence of the Incremental Term Loans to include such Previously Absent Financial Maintenance Covenant for the benefit of each then outstanding Credit Facility.
(B)    Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Term Loan except as such Lender may expressly agree pursuant to an Incremental Agreement) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 13.6(b) for an assignment of Loans to such Lender or Additional Lender.
(d)    Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, the Guarantors, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Agreement (each, an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans incurred as described in the proviso to Section 2.14(b) shall be used in accordance with the terms thereof.

(e)    No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans.
(f)    This Section 2.14 shall supersede any provisions in Section 2.7 or 13.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.
2.15.    Extension of Term Loans .
(a)    The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (d) of this Section 2.15 below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.
(b)    The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Term Loan Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Extension Request that it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(c)    Extended Term Loans shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the following sentence and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than each Extending Lender with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.15(a), each Extension Agreement (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of Incremental Term Loans incurred following the date of such Extension Agreement. Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 13.1 to any Extension Concurrent Amendments, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, an “Extension Concurrent Amendment”) to this Agreement and the other Credit Documents; provided that such Extension Concurrent Amendments are within the requirements of Section 2.15(a) and do not become effective prior to the time that such Extension Concurrent Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans provided for in any Incremental Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Agreement) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Extension Concurrent Amendments to become effective in accordance with Section 13.1.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class is converted to extend the related scheduled maturity date(s) in accordance with Section 2.15(a) (an “Extension Date”), in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans having identical terms so established on such date).
(e)    In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).
(f)    No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(g)    This Section 2.15 shall supersede any provisions in Section 2.7 or Section 13.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.
2.16.    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Incremental Equivalent Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule

144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) based on their respective aggregate principal amounts of outstanding Term Loans, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent, and (vii) any applicable Minimum Tender Condition shall be satisfied.
(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.16, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.
(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.16 and without conflict with Section 2.16(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than ten Business Days following the date on which the Permitted Debt Exchange Offer is made.
(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.
SECTION 3.    [RESERVED]
SECTION 4.    Fees and Commitment Termination
4.1.    Fees. Without duplication, the Borrower agrees to pay to the Administrative Agent, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
4.2.    Mandatory Termination of Commitments.
(a)    The Initial Term Loan Commitments shall terminate on the earlier of (i) funding the Initial Term Loans and (ii) 5:00 p.m. (New York City time) on the Closing Date.
(b)    The Incremental Term Loan Commitments for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitments, terminate on the earlier of (i) the funding of the Incremental Term Loans and (ii) 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

SECTION 5.    Payments
5.1.    Voluntary Prepayments.
(a)    The Borrower shall have the right to prepay Term Loans without premium or penalty (subject to clause (b) below), in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 Noon (New York City time) (x) one Business Day prior to such prepayment (in the case of ABR Loans) or (y) three Business Days prior to such prepayment (in the case of LIBOR Loans) and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, (ii) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (iii) any prepayment of LIBOR Loans pursuant to this Section 5.1(a) on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1(a) shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1(a) without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 5.1 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and/or a pro rata basis among Classes.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans, a fee in an amount equal to 2.00% (in the case of any Repricing Transaction that is consummated prior to the first anniversary of the Closing Date) and 1.00% (in the case of any Repricing Transaction that is consummated on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date), in each case, of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. For the avoidance of doubt, on and after the second anniversary of the Closing Date, no fee shall be payable pursuant to this Section 5.1(b).

5.2.    Mandatory Prepayments.
(a)    Term Loan Prepayments.
(i)    In connection with any Asset Sale (and subject to the second proviso below), the Borrower shall, within ten Business Days following the end of the Reinvestment Period applicable thereto, prepay an aggregate principal amount of Term Loans equal to the Asset Sale Prepayment Amount (minus (x) the Appraised Value of any Replacement Property acquired and (y) the aggregate amount of Capital Expenditures made, in each case, with all or a portion of the net cash proceeds from such Asset Sale as provided in Section 10.4(c)(i) or (ii) with respect to which, in the case of clause (x), the Borrower or a Subsidiary has entered into an amendment of the Master Lease to include such Replacement Property under the Master Lease or lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Borrower, the terms of the Master Lease) (the “Required Asset Sale Prepayment Amount”); provided that, notwithstanding the foregoing, to the extent any applicable Permitted Incremental Equivalent Indebtedness Document requires the issuer thereof to prepay or make an offer to purchase such Permitted Incremental Equivalent Indebtedness as a result of such Asset Sale, the Required Asset Sale Prepayment Amount may be applied pro rata among the Term Loans and such Permitted Incremental Equivalent Indebtedness in proportion to the aggregate outstanding principal amount of such Permitted Incremental Equivalent Indebtedness and the outstanding principal amount of Term Loans; provided further that notwithstanding the foregoing, the Borrower may defer the prepayments under this Section 5.2(a)(i) until the aggregate outstanding Required Asset Sale Prepayment Amounts for which a mandatory prepayment has not been made exceeds $20,000,000, and at any such time as the aggregate outstanding Required Asset Sale Prepayment Amounts for which a mandatory prepayment has not been made exceeds $20,000,000, the Borrower shall prepay Term Loans equal to the full aggregate outstanding Required Asset Sale Prepayment Amounts as provided above.
(ii)    Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for an Excess Cash Flow Period, the Borrower shall prepay (subject to Section 5.2(d)) an aggregate principal amount of Term Loans equal to (x) 25% of Excess Cash Flow for such Excess Cash Flow Period, minus (y) at the Borrower’s option, the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 and the aggregate amount of cash consideration paid by the Borrower or any Subsidiary to effect any assignment to it of Term Loans pursuant to Section 13.6(h) (but only to the extent that such Term Loans have been cancelled) in each case during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due (provided no future deduction shall be made in any future Excess Cash Flow Period for a deduction taken in a previous Excess Cash Flow Period) and in any event other than to the extent any such voluntary prepayment is funded with the proceeds of Funded Debt.
(iii)    On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall within three Business Days of receipt of the net cash proceeds of such Debt Incurrence Prepayment Event, prepay an aggregate principal amount of Term Loans with a principal amount equal to 100% of the net cash proceeds from such issuance or incurrence.
(b)    Application to Repayment Amounts. Subject to Section 5.2(d), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans to the scheduled installments of unpaid Repayment Amounts due in respect of such Term Loans in direct order of maturity thereof; provided that, subject to the pro rata application to Repayment Amounts with in each

Class, if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted. Subject to Section 5.2(d), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans, requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, Incremental Term Loan Lender or Extended Term Loan Lender, as applicable.
(c)    Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(d), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(d)    Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a)(ii) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any such mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a)(ii) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above any such failure will be deemed an acceptance of such mandatory prepayment of Term Loans.
5.3.    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments with respect to any Loans (whether of principal, interest or otherwise) hereunder and all payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next

Business Day) like funds relating to the payment of principal or interest or Fees or other amounts ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4.    Net Payments.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by Applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Laws require any Credit Party, the Administrative Agent or any other applicable withholding agent to withhold or deduct any such Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.
(ii)    If any Credit Party, the Administrative Agent or any other applicable withholding agent shall be required to withhold or deduct any Taxes from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by Applicable Law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.4(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Tax Indemnifications. Without limiting the provisions of Section 5.4(a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.
(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in clause (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.
(ii)    Without limiting the generality of the foregoing:
(A)    each U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of Internal Revenue Service Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding; and
(B)    each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:
(1)    executed originals of Internal Revenue Service Form W‑8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    executed originals of Internal Revenue Service Form W‑8ECI (or any successor form thereto);

(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit E (a “Non-Bank Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W‑8BEN;
(4)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), executed originals of IRS Form W‑8IMY (or any successor thereto), accompanied by IRS Form W-8ECI, IRS Form W‑8BEN, and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or
(5)    executed originals of any other form prescribed by applicable U.S. federal income tax laws (including any Treasury regulations) as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(C)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.
(f)    Treatment of Certain Refunds. Subject to the last sentence in Section 5.4(c), at no time shall the Administrative Agent or any Lender have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). This Section 5.4(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.
5.5.    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6.    Limit on Rate of Interest.
(c)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any Applicable Law.
(d)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.
(e)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8, provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the

Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 6.    [Reserved].
SECTION 7.    Conditions Precedent to Initial Borrowing.
The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
7.1.    Credit Documents. The Administrative Agent shall have received:
(a)    this Agreement, executed and delivered by an Authorized Officer of the Borrower and each Lender;
(b)    the Guarantee, executed and delivered by an Authorized Officer of each Guarantor, as provided in Section 7.2; and
(c)    Appraisals from an Eligible Appraiser on all Real Property of the Borrower and the Guarantors in form and substance reasonably satisfactory to the Joint Lead Arrangers.
7.2.    Guarantee. The Guarantee shall be in full force and effect.
7.3.    Legal Opinions. The Administrative Agent shall have received (i) the executed legal opinion, in customary form, of Simpson Thacher & Bartlett LLP, special New York and Delaware counsel to the Borrower and the Guarantors, (ii) the executed legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, of Sullivan & Cromwell LLP, special real estate counsel to the Borrower and the Guarantors, (iii) the executed legal opinion, in customary form, of Richards, Layton and Finger, P.A., as to due authorization by the Borrower and the Guarantors of the Credit Documents and (iv) such other legal opinions as may be reasonably requested by the Administrative Agent.
7.4.    Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions, executed by two Authorized Officers of each such Credit Party, and attaching the documents referred to in Section 7.5.
7.5.    Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other governing body, as applicable, of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Formation and Limited Liability Company Agreement or

other comparable organizational documents (in each case, including amendments thereto), as applicable, of each Credit Party and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party.
7.6.    Fees. The Agents and Lenders shall have received the fees in the amounts previously agreed in writing to be received on the Closing Date, and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.
7.7.    Debt Repayment. The Administrative Agent shall have received reasonably satisfactory evidence that, substantially concurrently with the initial Borrowing on the Closing Date, the Debt Repayment shall be consummated.
7.8.    Solvency Certificate. The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower substantially in the form of Exhibit G.
7.9.    No Default; Representations and Warranties. On the date of such initial Borrowing after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
7.10.    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
7.11.    Lien Searches. The Administrative Agent shall have completed, to its satisfaction (i) Uniform Commercial Code, tax and judgment lien (or equivalent) searches with respect the Borrower and its Subsidiaries and (ii) tax, judgment lien (or equivalent) and title searches on Real Property of the Borrower and its Subsidiaries as agreed upon by the Borrower and the Administrative Agent, and, in each case, such entities and Real Property shall be free and clear of Liens other than Permitted Liens.
SECTION 8.    Representations and Warranties
In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
8.1.    Corporate Status. Each the Borrower and its Subsidiaries (a) is a duly organized and validly existing limited liability company or other entity in good standing under the laws of the jurisdiction of its organization and has the limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2.    Organizational Power and Authority. Each Credit Party has the limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary limited liability company or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
8.3.    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument (including, without limitation, the Master Lease) to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of such Credit Party or any of the Subsidiaries.
8.4.    Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of the Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
8.5.    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
8.6.    Governmental Approvals. The execution, delivery and performance of the Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) such licenses, approvals, authorizations or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
8.7.    Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.
8.8.    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such information and data contained in or incorporated by reference in (i) the Lender Presentation (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
8.9.    Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of the Borrower as set forth in the Lender Presentation, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Historical Financial Statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. As of the Closing Date, neither the Borrower nor any Subsidiary has any material guarantee obligations or contingent liabilities or unusual forward or long-term commitments, in each case, that are not reflected in the most recent financial statements referred to in this paragraph, except as would not reasonably be expected to result in a Material Adverse Effect. There has been no Material Adverse Effect since February 2, 2013.
8.10.    Compliance with Laws. Each Credit Party is in compliance with all Applicable Law (including anti-terrorism laws) applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.
8.11.    Tax Matters. Each Credit Party (a) has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in the capacity of withholding agent) that have become due, other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP and (b) has paid, or has provided adequate reserves (in the good faith judgment of the management of such Credit Party) in accordance with GAAP for the payment of all Taxes not yet due and payable, except in the case of either of clauses (a) or (b), to the extent that the failure to be in compliance therewith would not reasonably be expected to result in a Material Adverse Effect.
8.12.    Compliance with ERISA.
(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as would not reasonably be expected to result in a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.
8.13.    Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date.

8.14.    Environmental Laws.
(a)    Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each of the Borrower and the Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; and (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location.
(b)    Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to result in a Material Adverse Effect.
8.15.    Properties. Each of the Borrower and the Subsidiaries has good and valid record title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of the Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property that would reasonably be expected to result in a Material Adverse Effect.
8.16.    Solvency. Immediately following the making of the Initial Term Loans and after giving effect to the application of the proceeds of such Initial Term Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
8.17.    Patriot Act. Each of the Borrower and the Subsidiaries is in compliance in all material respects with the Patriot Act, and the Borrower has provided to the Administrative Agent all information related to the Borrower and the Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.
8.18.    Master Lease. The Master Lease is in full force and effect and neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, any other party thereto, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Master Lease.
8.19    Insurance. The Borrower and its Subsidiaries maintain insurance (including self-insurance) to the extent required pursuant to Section 9.3.
SECTION 9.    Affirmative Covenants
The Borrower hereby covenants and agrees that, on the Closing Date and thereafter, until the Loans, together with interest, fees and all other payment Obligations incurred hereunder (other than Hedging Obligations under Guaranteed Hedge Agreements and contingent obligations not yet due) are paid in full:

9.1.    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year, the consolidated balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date of Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered.
(b)    Quarterly Financial Statements. As soon as available and in any event with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, on or before the date that is 60 days after the end of each such quarterly accounting period, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments.
(c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Subsidiaries provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (ii) if a Previously Absent Financial Maintenance Covenant is added to this Agreement for the benefit of the Lenders, the calculations required to establish compliance with such Previously Absent Financial Maintenance Covenant, if any, as at the end of such fiscal year or period.
(d)    Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e)    Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of such claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(f)    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing; provided that the Borrower and its Subsidiaries will not be required to disclose, pursuant to this Section 9.1(f), information (i) that constitutes trade secrets, competitive or proprietary information or material non-public information, (ii) in respect of which disclosure to the Administrative Agent or any Lender is prohibited by law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity of the Borrower or (B) the Borrower’s (or any Parent Entity’s thereof) Form 10‑K, 10‑Q or 8‑K, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) of this paragraph, to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and the Subsidiaries on a standalone basis, on the other hand.
9.2.    Books, Records and Inspections. The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year, (c) only one such visit shall be at the Borrower’s expense and (d) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets, competitive or proprietary information or material non-public information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
9.3.    Maintenance of Insurance. The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements, including with Affiliates of the Borrower, or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
9.4.    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all Taxes and governmental charges imposed upon it (including in its capacity of withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien upon any properties of the Borrower or any of the Subsidiaries, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP.
9.5.    Preservation of Existence; Organizational Franchise. The Borrower will, and will cause each Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under “Permitted Investments” and Sections 10.3, 10.4 or 10.5.
9.6.    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, (a) comply with all Applicable Laws, including, without limitation, Applicable Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of clauses (a), (b) and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.7.    ERISA. (i) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Credit Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof and (ii) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event and/or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
9.8.    Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.9.    Transactions with Affiliates. The Borrower will conduct, and cause each of the Subsidiaries to conduct, all transactions or series of transactions with any of its Affiliates (other than the Borrower and Subsidiaries) involving aggregate consideration in excess of $5,000,000 on terms that are not materially less favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors (or other applicable governing body) of the Borrower or such Subsidiary in good faith, provided that the foregoing restrictions shall not apply to:
(a)    Restricted Payments that are permitted by Section 10.5 and Permitted Investments;
(b)    the payment of reasonable and customary compensation and indemnities and other benefits to members of the board of directors of the Borrower or a Subsidiary who are outside directors;
(c)    the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Borrower or any Subsidiary as determined by the board of directors (or other applicable governing body) thereof in good faith;
(d)    any agreement or arrangement as in effect on the Closing Date, including, without limitation, the Master Lease and the Services Agreement and any amendment or modification thereto so long as such amendment or modification (taken as a whole) is not materially disadvantageous to the Lenders and in the case of the Master Lease, any amendments or modification made in compliance with Section 10.7;
(e)    any contribution of capital to the Borrower;
(f)    the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent Entity or any Permitted Holder or to any director, officer, employee or consultant;
(g)    transactions permitted by Section 10.3;
(h)    leases with any Affiliates (other than Parent or its Subsidiaries) entered into in the ordinary course of business.
9.10.    End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and fiscal quarter end for any Subsidiary whose fiscal years and fiscal quarters end on dates different from those of the Borrower or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.11.    Additional Guarantors. Subject to any applicable limitations set forth in the Guarantee, the Borrower will cause any direct or indirect Subsidiary of the Borrower formed or otherwise purchased or acquired after the Closing Date to promptly (and in any event within 60 days) execute a supplement to the Guarantee substantially in the form attached thereto in order to become a Guarantor under the Guarantee.
9.12.    Use of Proceeds. The proceeds of the Initial Term Loans, together with cash on hand of the Borrower and its Subsidiaries will be used (i) to pay for the Debt Repayment and (ii) to pay the Transaction Expenses.
9.13.    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain ratings (but not any particular level of ratings) in respect of the Credit Facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.
9.14.    Lines of Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

9.15.    Appraisals.
(a)    The Borrower shall permit the Administrative Agent, at the request of the Required Lenders, to obtain, at the sole expense of the Borrower, Appraisals from an Eligible Appraiser on Appraisal Properties; provided that the Required Lenders shall not be entitled, pursuant to this Section 9.15(a), to obtain (x) an Appraisal on any particular Appraisal Property more than once in any calendar year, (y) more than three Appraisals on any particular Appraisal Property in the aggregate (plus additional appraisals after the Initial Term Loan Maturity Date as may be agreed among the Borrower and any Extending Lenders) or (z) any Appraisals prior to the date that is eighteen months after the Closing Date, in each case described in clauses (x), (y) or (z), unless an Event of Default has occurred and is continuing.
(b)    Furthermore, if a material adverse change in the market conditions affecting an Appraisal Property has occurred, the Borrower shall permit the Administrative Agent, at the request of the Required Lenders, to obtain, at the sole expense of the Borrower, an Appraisal from an Eligible Appraiser on such Appraisal Property; provided that the Required Lenders shall not be entitled, pursuant to this Section 9.15(b), to obtain an Appraisal on any such particular Appraisal Property more than once in any calendar year unless an Event of Default has occurred and is continuing.
(c)    The Borrower shall be entitled to review the engagement terms of any Eligible Appraiser and to review any preliminary or final work product prepared by any such Eligible Appraiser in connection with any Appraisal made pursuant to this Section 9.15.
(d)    In addition to any other Appraisal permitted by this Section 9.15, the Borrower may at any time obtain from an Eligible Appraiser, Appraisals on any Real Property of the Borrower and its Subsidiaries, at the Borrower’s sole expense, and any such Appraisal shall be given the same effect and afforded the same treatment as an Appraisal obtained by the Administrative Agent at the request of the Required Lenders pursuant to Section 9.15(a) or (b) above.
SECTION 10.    Negative Covenants
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Loans, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Guaranteed Hedge Agreements and contingent obligations not yet due), are paid in full:
10.1.    Limitation on Indebtedness.
(a)    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise become liable (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness or trade payables, and the Borrower will not issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock; provided that the Borrower and any of its Subsidiaries may incur Indebtedness or trade payables or issue any shares of Disqualified Stock, in each case incurred in the ordinary course of business and not secured by Liens, in an aggregate amount not to exceed $50,000,000 at any one time outstanding.
(b)    The foregoing limitations set forth in clause (a) will not apply to:
(i)    Indebtedness arising under the Credit Documents;

(ii)    Indebtedness in respect of (i) Permitted Incremental Equivalent Indebtedness; provided that at the time of incurrence or issuance thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, assuming that all commitments thereunder were fully drawn, the aggregate amount of all such Indebtedness incurred or issued under this clause (b)(ii) plus the aggregate amount of any Incremental Facilities (other than Incremental Term Loans the net cash proceeds of which were used to prepay Term Loans), that have been incurred or provided pursuant to Section 2.14, shall not exceed the Maximum Incremental Facilities Amount at such time; and (ii) any Refinancing Indebtedness in respect thereof;
(iii)    Indebtedness in respect of (i) Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any Refinancing Indebtedness in respect thereof.
(iv)    Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes.
(c)    Neither the Borrower nor any Subsidiary shall be permitted to guarantee the obligations (other than obligations arising in the ordinary course under a lease where the Borrower or a Subsidiary is the lessee) of any other Person (other than the Borrower and its Subsidiaries).
10.2.    Limitation on Liens. The Borrower will not, and will not permit any of the Subsidiaries to create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except Permitted Liens, unless the Term Loans are secured on an equal and ratable basis with the obligations secured by such Liens until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the Lenders pursuant to this Section 10.2 will provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Term Loans.
10.3.    Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (I) no Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (II)(A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, and (4) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clause (3) preserve the enforceability of the Guarantee (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(b)    any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) such continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement in order to become a Guarantor for the benefit of the Guaranteed Parties, (ii) no Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iii) the Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Credit Document preserve the enforceability of the Guarantees;
(c)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Credit Party;
(d)    any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and
(e)    to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a “Permitted Investment.”
10.4.    Limitation on Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:
(a)    the Borrower or such Subsidiary, as the case may be, receives consideration (including Master Lease Termination Payments) at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; provided that the foregoing requirement shall apply only in the case of an Asset Sale (other than a Casualty Event) with a fair market value (which for purposes of Real Property shall be the Appraised Value thereof) in excess of $5,000,000; and
(b)        except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the foregoing requirement shall apply only in the case of an Asset Sale (other than a Casualty Event) with a fair market value (which for purposes of Real Property shall be the Appraised Value thereof) in excess of $5,000,000; provided further that the amount of:

(i)    any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Subsidiaries have been validly released by all applicable creditors in writing,
(ii)    any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and
(iii)    any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 3.00% of Consolidated Total Assets (measured as of the date of such Asset Sale based upon the Section 9.1 Financials then most recently delivered), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose. In addition, the Borrower will not, and will not permit any Subsidiary to, enter into any receivables financing (including by way of sale of receivables) or factoring facility with respect to any future rental payments under the Master Lease (or similar leases) or any Non-Toys Lease; provided that the foregoing shall in no event limit any sale or disposition of any future rental payments in connection with the sale or other disposition of the Real Property to which such rental payments relate.
(c)    Within the Reinvestment Period after the Borrower’s or any Subsidiary’s receipt of the net cash proceeds of any Asset Sale, but without limiting the provisions of clause (d) below), the Borrower or such Subsidiary may apply such net cash proceeds from such Asset Sale to (i) acquire Replacement Property and enter into an amendment of the Master Lease to include such Replacement Property under the Master Lease (or lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Borrower, the terms of the Master Lease), (ii) make Capital Expenditures pursuant to Section 1.7 of the Master Lease or the equivalent provisions of other substantially equivalent lease or (iii) make other Capital Expenditures; provided that the Borrower and its Subsidiaries will be deemed to have complied with this clause (c) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the net cash proceeds, the Borrower or a Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such acquisition with the good faith expectation that such net cash proceeds will be applied to satisfy such commitment within 180 days of such commitment (and in the event any such commitment is later cancelled or terminated for any reason before the net cash proceeds are applied in connection therewith, the net cash proceeds shall be applied as provided in clause (d) below).
(d)    Following an Asset Sale, to the extent the Borrower or a Subsidiary has not applied the net cash proceeds of any Asset Sale within the applicable Reinvestment Period as set forth in clause (c)(i) and (ii) above and, in the case of clause (c)(i) above, entered into an amendment of the Master Lease to include such Real Property under the Master Lease (or lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Borrower, the terms of the Master Lease), the Borrower or such Subsidiary shall make the mandatory prepayment required by Section 5.2(a)(i).
(e)    Pending the final application of any net cash proceeds pursuant to this Section 10.4, the Borrower or the applicable Subsidiary may invest such net cash proceeds in any manner not prohibited by this Agreement.
10.5.    Limitation on Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment, unless, at the time of such Restricted Payment, (x) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (y) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Subsidiaries after the Closing Date does not exceed the sum of (without duplication):
(a)    (i) 50% of Retained Excess Cash Flow and (ii) 50% of the aggregate amount of Declined Proceeds since the Closing Date, plus
(b)    (i) 50% of Retained Excess Cash Flow, (ii) 50% of the aggregate amount of Declined Proceeds since the Closing Date and (iii) to the extent such proceeds have not otherwise been used for any Refinancing, acquisition of Real Property or Capital Expenditures, the amount of net proceeds of Indebtedness permitted to be issued or incurred under Section 10.1(i) and (ii) (including Incremental Facilities incurred or provided pursuant to Section 2.14); provided that, at the time such Restricted Payment is made of amounts included pursuant to this clause (b), on a Pro Forma Basis after giving effect to such Restricted Payment, the Fixed Charge Coverage Ratio of the Borrower is not less than 2.00 to 1.00 (for the avoidance of doubt, without limiting any availability of amounts under any other clause of this Section 10.5), plus
(c)    100% of the aggregate net cash proceeds received by the Borrower subsequent to the Closing Date as a contribution to its common equity capital or from the sale of Equity Interests (other than Disqualified Stock), minus
(d)    the amount then on deposit to secure Hedging Obligations of the Borrower or its Subsidiaries pursuant to clause (14) of the definition of “Permitted Liens”.
The foregoing limitation will not apply to Restricted Payments made in cash on, or promptly after, the Closing Date in an aggregate amount not to exceed the result of (A) the sum of (i) the net cash proceeds of the Initial Term Loans and (ii) the aggregate amount of cash on hand of the Borrower and its Subsidiaries as of the Closing Date, minus (B) the sum of (i) an amount equal to the pro rata portion of rent paid by Tenant for the period from the Closing Date to the end of the month in which the Closing Date occurs and (ii) the aggregate amount of cash used to effect the Debt Repayment and pay the Transaction Expenses. For avoidance of doubt, the foregoing limitation will not apply to Restricted Payments made in respect of Excluded Properties or any proceeds thereof.

10.6.    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:
(a)    (i) pay dividends or make any other distributions to the Borrower or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Subsidiary;
(b)    make loans or advances to the Borrower or any Subsidiary; or
(c)    sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary;
except (in each case) for such encumbrances or restrictions existing under or by reason of:
(i)    encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(iii)    any Applicable Law or any applicable rule, regulation or order;
(iv)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(v)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(vi)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(vii)    other Indebtedness, Disqualified Stock or preferred stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(viii)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;
(ix)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(x)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (ix) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors (or other applicable governing body), no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.7.    Conduct of Business / Amendments to the Master Lease.
(a)    The Borrower and its Subsidiaries shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) owning the equity interests of its Subsidiaries, (2) owning or leasing Real Property that is leased or sub-leased to Parent, Tenant or one of their respective Subsidiaries pursuant to the Master Lease or otherwise on terms (taken as a whole) that are similar to, in the reasonable judgment of the Borrower, the terms of the Master Lease or leased or subleased pursuant to a Non-Toys Lease, (3) the incurrence of Indebtedness or guarantees permitted to be incurred under Section 10.1, (4) the sale or other disposition of assets in compliance with Section 10.4 and (5) other activities incidental or relating thereto (which, for the avoidance of doubt, may include the acquisition of additional Real Property or entities that engage solely in activities that fall within clauses (1) through (4)).
(b)    The Borrower shall not permit any amendments or waivers to the Master Lease that (taken as a whole) are materially adverse to the Lenders; provided that any amendment or waiver that decreases the rent or other amounts due to the Borrower or other payment terms (including, without limitation, any changes to the time, manner, method or currency of payment) under the Master Lease shall be deemed to be materially adverse under all circumstances; provided further that amendments of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease:
(i)    in connection with a sale of assets made in accordance with Section 10.4 and pursuant to Section 1.3 of the Master Lease; or
(ii)    pursuant to Section 10.2 or 10.3 of the Master Lease;
shall be deemed not to be materially adverse to the Holders.
(c)    Neither the Borrower nor any of its Subsidiaries shall effect an amendment, modification or waiver of its Organizational Documents in any manner materially adverse (taken as a whole) to the Lenders.
(d)    Notwithstanding anything herein to the contrary, the Borrower and its Subsidiaries shall be permitted to effect amendments or waivers to the Master Lease in connection with the sale or other disposition of Real Property made in accordance with the provisions of this Agreement (including without limitation Sections 9.9 and 10.4) to the extent such amendments or waivers solely relate to the Real Property that is the subject of such sale or other disposition and are effective only upon such sale or disposition.

(e)    For the avoidance of doubt, this Section 10.7 shall not limit or restrict the ability of Tenant to use its properties, including, without limitation, to enter into subleases with respect to such properties.
SECTION 11.    Events of Default .
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.1.    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for thirty or more days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or
11.2.    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate of a Credit Party delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following notice thereof from the Administrative Agent to the Borrower; or
11.3.    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), 9.5 (solely with respect to the Borrower) or Section 10; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or clause (a) of this Section 11.3) contained in this Agreement and such default shall continue unremedied for a period of at least 60 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
11.4.    Default Under Other Agreements. (a) The Borrower or any of the Subsidiaries shall default under the terms of any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and the effect of which default is to cause, or to permit the holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity (so long as such default remains unremedied or has not been waived by the holders of such Indebtedness); or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment or redemption prior to the stated maturity thereof; provided that this clause (b) shall not apply to Indebtedness outstanding under any Hedge Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedge Agreements; or
11.5.    Bankruptcy, Etc. The Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or other action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Significant Subsidiary; or the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Significant Subsidiary; or there is commenced against the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Significant Subsidiary for the purpose of effecting any of the foregoing; or
11.6.    Guarantee. Any Guarantee provided by any Significant Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.7.    Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier notified of such judgment and not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.8.    Master Lease. Any payment event of default by the Tenant in excess of $15,000,000 under the Master Lease beyond the period of grace set forth in the Master Lease, the Master Lease terminates in full or otherwise ceases to be in effect or any Authorized Officer of the Tenant denies its obligations under the Master Lease or gives notice that the Master Lease is not in effect; or
11.9.    Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified above shall occur automatically without the giving of any such notice).
11.10.    Application of Proceeds. Any amount received by the Administrative Agent from any Credit Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:
(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the

Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;
(ii)    second, to the Guaranteed Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Guaranteed Parties in proportion to the unpaid amounts thereof; and
(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
SECTION 12.    The Agents
12.1.    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
(b)    Each of the Joint Lead Arrangers and Bookrunners, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2.    Delegation of Duties. The Administrative Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3.    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-

appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.
12.4.    Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Section 7 on the date of Initial Borrowing, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of initial Borrowing specifying its objection thereto.
12.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this

Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
12.6.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower, Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7.    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.
12.8.    Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
12.9.    Successor Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section

12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
12.10.    Withholding Tax. To the extent required by any Applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
12.11.    Agents Under Guarantee. Each Guaranteed Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Guaranteed Parties, to be the agent for and representative of the Guaranteed Parties with respect to the Guarantee. Subject to Section 13.1, without further written consent or authorization from any Guaranteed Party, the Administrative Agent may execute any documents or instruments necessary to, in connection with a sale or disposition of assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented release any Guarantor from the Guarantee.
12.12.    Right to Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Guaranteed Party hereby agree that no Guaranteed Party shall have any right individually to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under the Guarantee may be exercised solely by the Administrative Agent, on behalf of the Guaranteed Parties in accordance with the terms hereof.
SECTION 13.    Miscellaneous
13.1.    Amendments, Waivers and Releases. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver, amendment, supplement or modification shall directly:
(i)    without the written consent of each Lender directly and adversely affected thereby:
(A)    reduce or forgive the principal of any Loan (it being understood that waiver or amendment of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal);
(B)    extend any scheduled amortization payments or the final scheduled maturity date of any Loan (other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans which shall not constitute an extension, forgiveness or postponement of any maturity date); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;
(C)    reduce the stated interest rate applicable to the Loans; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the “default rate,” (ii) to amend Section 2.8(c) or (iii) to waive any requirement of Section 2.14(c);
(D)    reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees));
(E)    extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments without the consent of any other Lender, including the Required Lenders); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;
(F)    increase the aggregate amount of any Commitment of any Lender (other than (i) with respect to any Incremental Facility to which such Lender has agreed or (ii) as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans (which shall not constitute an extension or increase of any commitment));
(G)    decrease or forgive any Repayment Amount;
(H)    extend any scheduled Initial Term Loan Repayment Date or any date scheduled for the repayment of any installment of Incremental Term Loans or Extended Term Loans, or

(ii)    amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or
(iii)    decrease the amount or allocation of any mandatory prepayment to be received by any Lender in a particular Class in a manner disproportionately adverse to the interests of the Lenders in such Class in relation to the Lenders of any other Class of Term Loans, in each case without the written consent of the Lenders holding a majority of the aggregate outstanding principal amount of the Loans under the applicable Class; or
(iv)    amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or
(v)    change any Commitment to a Commitment of a different Class without the prior written consent of each Lender directly and adversely affected thereby, or
(vi)    release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), without the prior written consent of each Lender, or
(vii)    amend Section 2.9 so as to permit Interest Period intervals greater than six months if not agreed to by all applicable Lenders, in each case without the written consent of each applicable Lender;
provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, or the Conversion of Term Loans into Extended Term Loans to effect the provisions of Section 2.15 and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 13.6(h) herein.
To the extent notice has been provided to the Administrative Agent pursuant to Section 2.14 the definition of Permitted Incremental Equivalent Indebtedness with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 13.1 deemed modified to include such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or a portion of outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.
The Lenders hereby irrevocably agree that any Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Subsidiary, provided such transaction is permitted by the terms of this Agreement. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2.    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.
13.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
13.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5.    Payment of Expenses; Indemnification.
(a)    The Borrower agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented and invoiced out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and one counsel in each relevant local jurisdiction retained with the consent of the Borrower (such consent not to be unreasonably withheld), (ii) to pay or reimburse the Administrative Agent for all their reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, the Joint Lead Arrangers. the Administrative Agent and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or penalties of any kind or nature whatsoever (and the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Party), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Party arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Party is a party thereto), arising out of, or with respect to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents executed in connection with the Transactions, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials attributable to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties as determined in a final and non-appealable judgment by a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Party or any of its Related Parties under the terms of this Agreement by such Indemnified Party or any of its Related Parties as determined in a final and non-appealable judgment by a court of competent jurisdiction or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by the Borrower or its Subsidiaries; provided that the Administrative Agent, to the extent acting in its capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.
(b)    No Credit Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Parties pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined in a final and non-appealable judgement by a court of competent jurisdiction.

13.6.    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of: (A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any other assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing and (B) that Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
Notwithstanding the foregoing, no such assignment shall be made to a natural person or any Disqualified Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of Term Loans and increments of $1,000,000 in excess thereof, unless the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms; and
(E)    any assignment to the Borrower, any Subsidiary or an Affiliated Lender shall also be subject to the requirements of Section 13.6(h).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and related interest amounts) owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower and its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (v) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 ). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, evidencing the Initial Term Loans or Incremental Term Loans, owing to such Lender.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join or induce any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any Rating Agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections

2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(h)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower, any Subsidiary or an Affiliated Lender and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases; provided that:
(i)    any Loans or Commitments acquired by the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;
(ii)    by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A)    it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents;
(B)    except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (vii) of the proviso of Section 13.1 or that alters an Affiliated Lenders pro rata share of any payments given to all Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph); and
(C)    if a case under the Bankruptcy Code is commenced by or against any Credit Party, any plan of reorganization of such Credit Party shall provide (and each Affiliated Lender shall consent thereto) that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (C);
(iii)    the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at such time under this Agreement; and
(iv)    any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time.
For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders.
13.7.    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11 or 5.4 or (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon to but excluding the date of such purchase. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
(c)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.
13.8.    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties; provided, that no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
13.10.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11.    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13.    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14.    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees not to assert or support any other Person in asserting any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15.    WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16.    Confidentiality. Each Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower and its Subsidiaries in connection with such

Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or such Agent pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii), the relevant Person is advised of and agrees to be bound by the provisions of this Section 13.16 or other provisions at least as restrictive as this Section 13.16, (c) to such Lender’s or such Agent’s trustees, attorneys, professional advisors, agents or independent auditors or Related Parties, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (d) with the consent of the Borrower or (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.16 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source that is not subject to these confidentiality provisions; provided that unless specifically prohibited by any Applicable Law or court order, each Lender and each Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or such Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that, in no event shall any Lender or any Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and each Agent agrees that it will not provide to prospective transferees, pledgees referred to in Section 13.6(e) or to prospective direct or indirect contractual counterparties under Hedge Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16. The confidentiality provisions contained herein shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section 13.16. Notwithstanding the foregoing the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Agent or any Lender.
13.17.    Direct Website Communications.
(a)    The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(b)    The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(d)    Each of the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, each of the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.
13.18.    Release of Guarantee Obligations.
(a)    The Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary of the Borrower. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Guarantor shall no longer be deemed to be repeated.
(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than any Hedging Obligations under Guaranteed Hedge Agreements and any contingent obligations not then due) have been paid in full, and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Guaranteed Party) take such actions as shall be required to release all obligations under any Credit Document, whether or not on the date of such release there may be any Hedging Obligations under Guaranteed Hedge Agreements or contingent obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(c)    Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrower’s assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.
13.19.    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
13.20.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
13.21.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.22.    Legend. THE TERM LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.2.
[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
TOYS “R” US PROPERTY COMPANY I, LLC,
as the Borrower

By:	/s/ Adil Mistry Name: Adil Mistry Title: Senior Vice President - Treasurer

[Toys Propco I – Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and as Lender
By:     /s/ Robert Ehudin
    Name: Robert Ehudin
    Title: Authorized Signatory

[Toys Propco I – Credit Agreement]

Schedule 1.1(a)
Commitments of Lenders

Lender	Initial Term Loan Commitment
Goldman Sachs Lending Partners LLC	$985,000,000
Total	$985,000,000

[Toys Propco I – Credit Agreement]

Schedule 1.1(b)
Permitted Liens

None.

[Toys Propco I – Credit Agreement]

Schedule 8.4
Litigation

None.

[Toys Propco I – Credit Agreement]

Schedule 8.13
Subsidiaries

Subsidiary	Direct or Indirect Ownership Interest of the Borrower
Wayne Real Estate Company, LLC	100%
MAP Real Estate, LLC	100%
TRU 2005 RE I, LLC	100%
TRU 2005 RE II Trust	100%

[Toys Propco I – Credit Agreement]

Schedule 13.2
Notice Addresses

Borrower:

Toys “R” Us Property Company I , LLC
One Geoffrey Way
Wayne, NJ 07470

Facsimile:    (973) 617-4006
Telephone:    (973) 617-3500

Attention:    Chief Financial Officer and General Counsel

With copies to:

Adil Mistry
Senior Vice President - Treasurer

Address:	Toys “R” Us Property Company I , LLC
One Geoffrey Way
Wayne, NJ 07470

Telephone:	(973) 617-5841

Email:	Adil.Mistry@toysrus.com

Michael Tumolo
Vice President - Real Estate Counsel

Address:	Toys “R” Us Property Company I , LLC
One Geoffrey Way
Wayne, NJ 07470

Telephone:	(973) 617-5739

Email:	Michael.Tumolo@toysrus.com

Administrative Agent:

200 West Street
New York, NY 10282
Attention: Jerry Smay
Telephone: (972)368-2579
Fax: 212-357-4597
Email: jerry.smay@gs.com

[Toys Propco I – Credit Agreement]